Exhibit 5.1



                                                                  April 28, 1997




Covenant Bancorp, Inc.
18 Kings Highway West
Haddonfield, NJ  08033

Dear Gentlemen and Ladies:

     We have acted as counsel to Covenant Bancorp, Inc., a New Jersey corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") of the Company on Form S-4 under the Securities Act of 1933, as amended (the "Act"), to register the public offering and issuance of up to 3,376,505 shares of common stock, par value $5.00 per share, of the Company (the "Common Stock"), 138,300 shares of Series A Preferred Stock, par value $25.00 per share, of the Company (the "Series A Preferred Stock") and 161,700 shares of Series B Preferred Stock, par value $25.00 per share, of the Company (the "Series B Preferred Stock") to be issued in connection with the acquisition by the Company of all of the outstanding capital stock of Covenant Bank (the "Bank") pursuant to the Plan of Acquisition dated as of February 28, 1997, as amended (the "Plan") between the Company and the Bank.

     In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Certificate of Incorporation and Bylaws of the Company, resolutions of the Company's Board of Directors, and such other documents and corporate records relating to the Company and the proposed issuance of securities as we have deemed appropriate. The opinion expressed herein is based exclusively on the applicable provisions of the New Jersey Business Corporation Act as in effect on the date hereof.

     We have assumed (i) the genuineness of all signatures and the authenticity and completeness of all records, certificates, instruments and documents submitted to us as originals, and (ii) the conformity to authentic originals of all records, certificates, instruments and documents submitted to us as certified, conformed, photostatic or facsimile copies thereof. We have also assumed that the consideration to be received by the Company in connection with the

Covenant Bancorp, Inc.
April 28, 1997
Page 2



issuance of the Common Stock, Series A Preferred Stock and Series B Preferred Stock pursuant to the Plan is in fact received by the Company.

     On the basis of the foregoing, we are of the opinion that the Common Stock, Series A Preferred Stock and Series B Preferred Stock, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.


     We hereby consent to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,



                                            PEPPER, HAMILTON & SCHEETZ LLP